UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

_________________________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report

March 23, 2012

(Date of earliest event reported)

IVAX Diagnostics, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-14798 (Commission File Number)	11-3500746 (IRS Employer Identification No.)
2140 North Miami Avenue Miami, Florida (Address of principal executive offices)		33127 (Zip Code)

(305) 324-2300

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 23, 2012, IVAX Diagnostics, Inc. (the “Company”) and Kevin D. Clark agreed to continue Mr. Clark’s current roles as the Company’s President, Chief Executive Officer and Chief Operating Officer until June 30, 2012, though, as previously disclosed, Mr. Clark’s existing employment was otherwise scheduled to come to an end on March 27, 2012.

As previously disclosed, on September 26, 2011, Mr. Clark delivered notice to the Company of his intention to resign effective as of March 27, 2012. The notice delivered by Mr. Clark to the Company was given pursuant to the Employment Agreement, dated as of March 27, 2009, between Mr. Clark and the Company, as amended on August 31, 2010 and on September 3, 2010 (the “Employment Agreement”). In the notice, Mr. Clark had specifically stated that his resignation was “without Good Reason.” Accordingly, the Employment Agreement will terminate effective as of March 27, 2012.

The type of Mr. Clark’s employment as the Company’s President, Chief Executive Officer and Chief Operating Officer beyond March 27, 2012, which was unanimously approved on March 23, 2012 by the Compensation Committee and the Board of Directors of the Company, is “at-will,” without any employment agreement, and may be terminated by Mr. Clark or the Company at any time. Further, Mr. Clark will receive a base salary at a monthly rate of $18,916.67 (equivalent to an annual rate of $227,000), which will be paid in accordance with the Company’s customary payroll procedures. Mr. Clark would also be covered under the Company’s medical insurance plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto, duly authorized.

IVAX Diagnostics, Inc.

Dated: March 26, 2012	By:	/s/ Arthur R. Levine
Arthur R. Levine
Vice President - Finance and Chief Financial Officer